GUGGENHEIM STRATEGIC OPPORTUNITIES FUND
COMMON SHARES ($0.01 PAR VALUE)

FIRST AMENDMENT
TO
CONTROLLED EQUITY OFFERINGSM SALES AGREEMENT

September 10, 2018

THIS FIRST AMENDMENT (this “Amendment”) to the Sales Agreement (defined below) is entered into on and as of September 10, 2018, by and among Guggenheim Strategic Opportunities Fund, a statutory trust organized under the laws of the State of Delaware (the “Fund”), Guggenheim Funds Investment Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Cantor Fitzgerald & Co. (“CF&Co”, and together with the Fund and Adviser, the “Parties”).  Capitalized terms used and not defined in this Amendment have the meanings ascribed thereto in the Sales Agreement.
WHEREAS, the Parties entered into that certain Controlled Equity OfferingSM Sales Agreement, dated January 16, 2018 (the “Sales Agreement”), with respect to the issuance and sale of up to 5,739,210 shares of the Fund’s common shares of beneficial interest, par value $0.01 per share, in at-the-market public offerings through the Agent;
WHEREAS, the Parties desire to amend the Sales Agreement.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
1. The first sentence of Section 1 of the Sales Agreement is hereby amended and replaced in its entirety with the following:
The Fund agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may sell through CF&Co, acting as agent and/or principal, up to 14,138,865 (the “Shares”) of the Fund’s common shares of beneficial interest, $0.01 par value per share (the “Common Shares”) as the Fund and CF&Co shall mutually agree from time to time.
2. The first sentence of Section 12 of the Sales Agreement is hereby amended and replaced in its entirety with the following:
All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing and if sent to CF&Co, shall be delivered to Cantor Fitzgerald & Co., 499 Park Avenue, New York, New York 10022, fax. no. (212) 308-3730; Attention: Sameer Vasudev, Managing Director, with a copy to Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York, 10166, Attention: Richard Kronthal; or if sent to the Fund, shall be delivered to Guggenheim Strategic Opportunities Fund, c/o Guggenheim Funds Investment Advisors, LLC, 227 West Monroe Street, Chicago, Illinois, 60606, Attention: Amy J. Lee, Chief Legal Officer, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036, Attention: Michael K. Hoffman; or if sent to the Adviser, shall be delivered to Guggenheim Funds Investment Advisors, LLC, 227 West Monroe Street, Chicago, Illinois, 60606, Attention: Amy J. Lee, Senior Managing Director.
3. References to “Jeffrey Lumby” and “Joshua Feldman” in Schedule 2 are hereby amended and replaced with “Sameer Vasudev” and “cfceo@cantor.com.”
4. Each of the Fund and the Adviser represent to CF&Co that it has duly authorized, executed and delivered this Amendment.

5. Except as modified and amended in this Amendment, the Sales Agreement shall remain in full force and effect.
6. This Amendment shall be governed by and construed in accordance with the law governing the Sales Agreement.
7. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

Very truly yours,

GUGGENHEIM STRATEGIC OPPORTUNITIES FUND

By:/s/ Brian E. Binder Name: Brian E. Binder Title: Chief Executive Officer

GUGGENHEIM FUNDS INVESTMENT ADVISORS, LLC

By:/s/ Brian E. Binder Name: Brian E. Binder Title: Chief Executive Officer

ACCEPTED, as of the date first-above written:

CANTOR FITZGERALD & CO.

By:/s/ Mark Kaplan Name: Mark Kaplan Title: Chief Operating Officer